Exhibit 99.1

HCP CLOSES MEZZANINE LOAN AS PART OF THE CARLYLE GROUP’S $6.3 BILLION PURCHASE OF MANOR CARE

LONG BEACH, California — December 21, 2007 — HCP (NYSE:HCP) announced that it has closed a mezzanine loan with a $1.0 billion face amount, which represents a portion of the financing for The Carlyle Group’s $6.3 billion purchase of Manor Care, Inc.  HCP’s loan bears interest on the face amount at a floating rate of LIBOR plus 4.0%, matures in January 2013 and was purchased at a discount for approximately $900 million.  The loan is secured by an indirect pledge of the equity ownership in 339 facilities located in 30 states, is pre-payable at any time subject to yield maintenance during the first twelve months, and is mandatorily pre-payable in January 2012 unless the borrower satisfies certain financial conditions.  HCP’s loan is subordinate to approximately $3.6 billion of other debt. The Carlyle Group has invested approximately $1.3 billion of equity in the overall transaction.

“HCR ManorCare’s portfolio is performing at industry-leading levels of quality mix and occupancy.  We are excited with our investment and the opportunity to partner with Chief Executive Officer Paul Ormond, his proven management team and The Carlyle Group,” said Jay Flaherty, HCP’s Chairman and Chief Executive Officer.

As the leading provider of a diversified range of post acute care services, HCR ManorCare, which operates under such well-respected names as Heartland, Arden Courts and ManorCare Health Services, primarily differentiates itself from its competitors by focusing on Medicare and managed care patients who have shorter lengths of stay and require intensive rehabilitative services.  For the first nine months of 2007, HCR ManorCare’s portfolio had an impressive quality mix, which represents the percentage of revenues from Medicare and private pay sources, of 73%, an average occupancy rate of 89% and had achieved strong reimbursement rates across all patient types.

About HCP

HCP, Inc. is a self-administered real estate investment trust that, together with its consolidated entities, invests directly, or through joint ventures, in healthcare-related facilities located primarily throughout the United States. As of September 30, 2007, the Company’s portfolio of properties, excluding assets held for sale but including investments through joint ventures and mortgage loans, included 753 properties and consisted of 271 senior housing facilities, 265 medical office buildings, 99 life science facilities, 41 hospitals, 65 skilled nursing facilities and 12 other healthcare facilities. For more information, visit the Company’s website at www.hcpi.com.

Contact:

HCP
James F. Flaherty III
Chairman and Chief Executive Officer
562-733-5100